The following is a transcription of Chairman, President and CEO Jeffrey Keebler's video message prepared by MGE Energy, Inc., and posted at mgeenergy.com on or about March 30, 2020, and at proxyvote.com on March 30, 2020.

A proxy statement has been filed with the Securities and Exchange Commission and is available for free at the Commission's website at sec.gov. The proxy statement is being mailed on or about March 30, 2020, to shareholders. Shareholders are urged to read the proxy statement as it contains important information. The proxy statement provides information regarding the participants in the solicitation.

Bold Goals

Community Focus

Net-Zero Carbon by 2050

In 2019, we announced our goal of net-zero carbon electricity for all customers by 2050, and I’m pleased to report we are making significant new investments towards our goal. MGE was one of the first utilities to commit to such an ambitious goal. It’s consistent with the latest climate science from the Intergovernmental Panel on Climate Change. We have worked with experts at the University of Wisconsin-Madison’s Nelson Institute for Environmental Studies to evaluate our goal as it relates to this latest climate research. They determined our goal is aggressive in its efforts to help prevent the most severe impacts from global warming. Their input and analysis will inform our work as we move towards our goals.

To achieve net-zero, we are pursuing three key strategies:  decarbonizing our electric generation, engaging customers further in energy efficiency, and electrifying transportation, which is an area we’ve been leading for more than a decade. Our customer programs to grow electric vehicle charging and the use of electric vehicles serve as models for utilities nationwide. Transportation is the leading contributor of greenhouse gas emissions in the U.S. We are extremely proud of our efforts to grow the use of cleaner, alternative transportation technologies such as electric vehicles.

Industry Leadership

2019 marked the 20th anniversary of our Rosiere Wind Farm in Kewaunee County, Wisconsin. It came online in 1999 as the largest wind farm east of the Mississippi River at the time, and it continues to operate today. Twenty years after that historic project, our leadership in advancing renewables continues. Within the last five years, we have announced an estimated $350 million in clean energy projects that will grow our owned renewable capacity by about 600%. Early last year, our 66-megawatt $108 million Saratoga Wind Farm came online. We’ve also received regulatory approval to invest nearly $200 million in 150 megawatts of new solar through two new Wisconsin projects, and we’ve broken ground on a 5-megawatt solar project in our service territory to serve two commercial customers and customers who have subscribed to our Shared Solar program, which is an innovative program for customers to go solar through MGE. We have also continued to explore additional opportunities to grow our use of cost-effective wind and solar generation. Through our renewable energy projects, we can ensure that all of our customers share in the benefits of safe, reliable, and affordable sustainable energy.

Consistent Financial Performance

We’re able to pursue these major projects for our future because of our solid financial foundation. In 2019, our shareholders saw another year of dividend increases, reaching 44 years of consecutive dividend increases and more than 110 years of dividend payments. No other Wisconsin utility or utility holding company matches our history of dividend increases. We have also seen a strong cumulative total return, which is a combination of stock price appreciation and reinvested dividends. Taking a look at the last five years, our annualized total return of 14% has outpaced the national indices of the S&P 500, Russell 2000, and EEI Investor-Owned Electric Utilities.

Customer Focus

We continue to build a strong and secure grid to serve our customers now and in the future. In addition to sustainability, safe, reliable, affordable energy is a top priority. MGE continues to excel in this area, placing at the top nationwide for electric service reliability, which we know is a driver for the economic health and vitality of the areas we serve.

We are not only investing in new, clean generation but also in the systems that serve our customers. Customer expectations continue to evolve. New technologies, such as electric vehicles and smart home technologies, are offering new opportunities for us to manage the grid and improve how we interact with and serve our customers into the future. It’s exciting. And MGE is upgrading the customer experience with new internal systems and tools to more efficiently, more effectively offer our customers the programs and solutions to meet their needs.

As your community energy company, MGE is uniquely engaged with and committed to our customers. Our customer focus is part of who we are and how we work to build relationships, offer value, and serve our communities. Our philosophy is one of working together with our shareholders, our employees, and our customers. By working together, we can meet our goals, to meet our obligations as a critical services provider, to operate sustainably, and to achieve continued success.

March 30, 2020, MGE Energy YouTube Video

https://www.youtube.com/watch?v=T1rdffq_nW0&feature=youtu.be

www.mgeenergy.com

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